UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 333-96233

North American Van Lines, Inc.	Allied Freight Forwarding, Inc.

(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)
5001 U.S. Highway 30 West, P.O. Box 988, Fort Wayne, Indiana 46801-0988 (260) 429-2511	700 Oakmont Lane, Westmont, Illinois 60559 (630) 570-3000

(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)
13 3/8% Senior Subordinated Notes due 2009	Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.

(Title of each class of securities covered by this Form)	(Title of each class of securities covered by this Form)
None	None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)	(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Allied International N.A., Inc.	Allied Transportation Forwarding, Inc.

(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)
700 Oakmont Lane, Westmont, Illinois 60559 (630) 570-3000	700 Oakmont Lane, Westmont, Illinois 60559 (630) 570-3000

(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)
Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.	Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.

(Title of each class of securities covered by this Form)	(Title of each class of securities covered by this Form)
None	None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)	(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
Allied Van Lines, Inc.	Allied Van Lines Terminal Company

(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)
700 Oakmont Lane, Westmont, Illinois 60559 (630) 570-3000	700 Oakmont Lane, Westmont, Illinois 60559 (630) 570-3000

(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)
Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.	Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.

(Title of each class of securities covered by this Form)	(Title of each class of securities covered by this Form)
None	None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)	(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

A Relocation Solutions Management Company	Federal Traffic Service, Inc.

(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)
700 Oakmont Lane, Westmont, Illinois 60559 (630) 570-3000	5001 U.S. Highway 30 West, P.O. Box 988, Fort Wayne, Indiana 46801-0988 (260) 429-2511

(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)
Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.	Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.

(Title of each class of securities covered by this Form)	(Title of each class of securities covered by this Form)
None	None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)	(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
Fleet Insurance Management, Inc.	FrontRunner Worldwide, Inc.

(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)
5001 U.S. Highway 30 West, P.O. Box 988, Fort Wayne, Indiana 46801-0988 (260) 429-2511	5001 U.S. Highway 30 West, P.O. Box 988, Fort Wayne, Indiana 46801-0988 (260) 429-2511

(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)
Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.	Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.

(Title of each class of securities covered by this Form)	(Title of each class of securities covered by this Form)
None	None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)	(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Global Van Lines, Inc.	Great Falls North American, Inc.

(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)
5001 U.S. Highway 30 West, P.O. Box 988, Fort Wayne, Indiana 46801-0988 (260) 429-2511	5001 U.S. Highway 30 West, P.O. Box 988, Fort Wayne, Indiana 46801-0988 (260) 429-2511

(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)
Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.	Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.

(Title of each class of securities covered by this Form)	(Title of each class of securities covered by this Form)
None	None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)	(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
Meridian Mobility Resources, Inc.	NACAL, Inc.

(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)
700 Oakmont Lane, Westmont, Illinois 60559 (630) 570-3000	5001 U.S. Highway 30 West, P.O. Box 988, Fort Wayne, Indiana 46801-0988 (260) 429-2511

(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)
Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.	Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.

(Title of each class of securities covered by this Form)	(Title of each class of securities covered by this Form)
None	None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)	(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

National Association of Independent Truckers, LLC	North American Logistics, Ltd.

(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)
700 Oakmont Lane, Westmont, Illinois 60559 (630) 570-3000	5001 U.S. Highway 30 West, P.O. Box 988, Fort Wayne, Indiana 46801-0988 (260) 429-2511

(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)
Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.	Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.

(Title of each class of securities covered by this Form)	(Title of each class of securities covered by this Form)
None	None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)	(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
North American Van Lines of Texas, Inc.	SIRVA Imaging Solutions, Inc.

(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)
5001 U.S. Highway 30 West, P.O. Box 988, Fort Wayne, Indiana 46801-0988 (260) 429-2511	5001 U.S. Highway 30 West, P.O. Box 988, Fort Wayne, Indiana 46801-0988 (260) 429-2511

(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)
Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.	Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.

(Title of each class of securities covered by this Form)	(Title of each class of securities covered by this Form)
None	None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)	(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

SIRVA Freight Forwarding, Inc.	SIRVA Relocation LLC

(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)
700 Oakmont Lane, Westmont, Illinois 60559 (630) 570-3000	6070 Parkland Drive, Mayfield Heights, Ohio 44124 (440) 684-5445

(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)
Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.	Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.

(Title of each class of securities covered by this Form)	(Title of each class of securities covered by this Form)
None	None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)	(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)
SIRVA Title Agency, Inc.	StorEverything, Inc.

(Exact name of co-registrant as specified in its charter)	(Exact name of co-registrant as specified in its charter)
6070 Parkland Drive, Mayfield Heights, Ohio 44124 (440) 684-8151	5001 U.S. Highway 30 West, P.O. Box 988, Fort Wayne, Indiana 46801-0988 (260) 429-2511

(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)
Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.	Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.

(Title of each class of securities covered by this Form)	(Title of each class of securities covered by this Form)
None	None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)	(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Vanguard Insurance Agency, Inc.

(Exact name of co-registrant as specified in its charter)
700 Oakmont Lane, Westmont, Illinois 60559 (630) 570-3000

(Address, including zip code and telephone number, including area code, of co-registrant's principal executive offices)
Guarantee of 13 3/8% Senior Subordinated Notes due 2009 of North American Van Lines, Inc.

(Title of each class of securities covered by this Form)
None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☐	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐

        Approximate number of holders of record as of the certification or notice date: 3

        Pursuant to the requirements of the Securities Exchange Act of 1934 North American Van Lines, Inc., Allied Freight Forwarding, Inc., Allied International N.A., Inc., Allied Transportation Forwarding, Inc., Allied Van Lines, Inc., Allied Van Lines Terminal Company, A Relocation Solutions Management Company, Federal Traffic Service, Inc., Fleet Insurance Management, Inc., FrontRunner Worldwide, Inc., Global Van Lines, Inc., Great Falls North American, Inc., Meridian Mobility Resources, Inc., NACAL, Inc., National Association of Independent Truckers, LLC, North American Logistics, Ltd., North American Van Lines of Texas, Inc., SIRVA Imaging Solutions, Inc., SIRVA Freight Forwarding, Inc., SIRVA Relocation LLC, SIRVA Title Agency, Inc., StorEverything, Inc. and Vanguard Insurance Agency, Inc. have caused this certification/notice to be signed on their behalf by the undersigned duly authorized persons.

Date: December 31, 2003	NORTH AMERICAN VAN LINES, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	ALLIED FREIGHT FORWARDING, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	ALLIED INTERNATIONAL N.A., INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	ALLIED TRANSPORTATION FORWARDING, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	ALLIED VAN LINES, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	ALLIED VAN LINES TERMINAL COMPANY
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary

Date: December 31, 2003	A RELOCATION SOLUTIONS MANAGEMENT COMPANY
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	FEDERAL TRAFFIC SERVICE, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	FLEET INSURANCE MANAGEMENT, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	FRONTRUNNER WORLDWIDE, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	GLOBAL VAN LINES, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	GREAT FALLS NORTH AMERICAN, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	MERIDIAN MOBILITY RESOURCES, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary

Date: December 31, 2003	NACAL, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	NATIONAL ASSOCIATION OF INDEPENDENT TRUCKERS, LLC
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	NORTH AMERICAN LOGISTICS, LTD.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	NORTH AMERICAN VAN LINES OF TEXAS, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	SIRVA IMAGING SOLUTIONS, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	SIRVA FREIGHT FORWARDING, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary

Date: December 31, 2003	SIRVA RELOCATION LLC
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	SIRVA TITLE AGENCY, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	STOREVERYTHING, INC.
	By:	/s/ RALPH A. FORD Name: Ralph A. Ford Title: Secretary
Date: December 31, 2003	VANGUARD INSURANCE AGENCY, INC.
	By:	/s/ ROBERT J. HENRY Name: Robert J. Henry Title: Secretary

        Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.